Exhibit 99.2

For Information
James R. Edwards
303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES COMPLETION OF PUT RIGHT OFFER
FOR 3.50% SENIOR CONVERTIBLE NOTES DUE 2027

DENVER, CO - April 2, 2012 - SM Energy Company (NYSE:SM) today announces the completion of the put right offer related to its outstanding 3.50% Senior Convertible Notes due 2027 (the "Notes"). The put right offer expired at 12:00 midnight (one minute after 11:59 p.m.), New York City time on March 30, 2012. The tender offer was made pursuant to a Schedule TO (as amended), including a Put Right Notice dated March 5, 2012, which set forth the terms of the put right.

Based on information from Wells Fargo Bank, N.A., the paying agent for the Notes, holders of $14,000 aggregate principal amount of the Notes had exercised their put right prior to the expiration of the put right offer. The aggregate purchase price of the Notes for which holders had exercised their put right was $14,000, which the Company has paid in cash.

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities of SM Energy Company. The offer to purchase the Notes was made only pursuant to the Company's Put Right Notice dated March 5, 2012, as supplemented and amended, and related documents.

Materials filed with the SEC will be available electronically without charge at the SEC's website, www.sec.gov. Documents filed with the SEC may also be obtained without charge at SM Energy's website, www.sm-energy.com.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.